Report of Independent Registered Public
Accounting Firm

To the Shareholders and
Board of Directors of York Enhanced Strategies
Fund, LLC
In planning and performing our audit of the financial statements of York Enhanced Strategies Fund, LLC
(the Fund) as of and for the year ended December
31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United
States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.
Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting
Oversight Board (United States). However, we noted the following deficiency involving the control procedures and their operation that we consider to be a material weakness as defined above. This deficiency was considered in determining the nature, timing and extent of the procedures performed in our audit of the financial statements of the Fund for the year ended December 31, 2008, and this report does not affect our report on the financial statements of the Fund dated July 30, 2009.
The Fund's controls designed to ensure illiquid and private investments are stated at fair value were not consistently applied and thus were not operating effectively. As a result, errors in the financial statements for the year ended December 31, 2008 were identified. Adjustments to correct such errors were recorded in the current year financial statements prior to their filing. The recorded adjustments decreased investments in securities, at value, decreased total net assets and total net assets per share at year end. Additionally, the adjustments increased the net realized and unrealized losses on investments, the negative total return, and the per share amount for net realized and unrealized losses on investments.
Management's response
Management agrees with the assessment of the Independent Registered Public Accounting Firm.
Valuing the portfolio at December 31, 2008 was especially difficult, most specifically with respect to our credit and private portfolio, due to the unique period in financial markets, as a result of severe market dislocation and illiquidity. We have taken immediate actions to correct the noted deficiencies in our controls around valuation.
This report is intended solely for the information and use of management and the Board of Directors of York Enhanced Strategies Fund, LLC and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Ernst & Young LLP

Boston, MA
July 30, 2009